UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 16, 2021

AVALONBAY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Commission file number 1-12672

Maryland	77-0404318
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4040 Wilson Blvd. Suite 1000

Arlington, Virginia 22203

(Address of principal executive offices)(Zip code)

(703) 329-6300

(Registrant’s telephone number, including area code)

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AVB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

AvalonBay Communities, Inc. (the “Company”) previously reported in its Current Report on Form 8-K filed July 28, 2021 (the “July 2021 8-K”) that William M. McLaughlin, Executive Vice President – Development & Construction, would be retiring on or about January 1, 2022. The July 2021 8-K reported that (i) because of his length of service and age, Mr. McLaughlin qualified for various benefits by reason of a departure due to retirement, assuming he entered into a Retirement Agreement containing a general release and other terms, and (ii) it was expected that Mr. McLaughlin would provide consulting and transition services through at least March 2023 on terms to be determined.

Mr. McLaughlin executed a Retirement Agreement on December 16, 2021 (the “Retirement Agreement”), and, as previously announced, will retire from the Company on January 1, 2022 (the “Retirement Date”). The Retirement Agreement, including the terms of a consulting arrangement with Mr. McLaughlin, provides as follows:

Mr. McLaughlin will receive, at the same time in 2022 that the Company pays its annual short term bonuses to other employees (but in no event later than March 15, 2022), a cash payment representing the dollar amount of Mr. McLaughlin’s 2021 annual bonus (cash and stock) as determined in good faith by the Company based on corporate, business unit and individual performance for 2021. In addition, the performance units from Mr. McLaughlin’s 2019-2021 performance award that are determined to be earned in accordance with the achievement of corporate performance metrics shall, as for other officers, convert in early 2022 (but in no event later than March 15, 2022) into fully vested shares of common stock and a cash amount equal to the dividends that would have been payable on such number of shares during the performance period.

Mr. McLaughlin will provide consulting services to the Company through March 31, 2023 (the “Consulting Period End Date”), such services to include assisting and advising the Company in the establishment of its development, investment and operations franchises in North Carolina and Florida and providing other advice and counsel to the Company as requested from time to time with respect to regions and matters he was in charge of prior to the Retirement Date. Mr. McLaughlin is not expected to, and will not be required to, work more than 20% of his working time as an officer of the Company prior to the Retirement Date. The Company will compensate Mr. McLaughlin at the rate of $5,000 per month for his services as a consultant.

Shares of restricted stock that Mr. McLaughlin holds will continue to vest during the term of his consulting services and any remaining unvested shares shall vest on the 30th day after the Consulting Period End Date, provided Mr. McLaughlin provides a confirmatory separation agreement (“Confirmatory Agreement”) containing a general release and confirmation of his commitments under the Retirement Agreement. Mr. McLaughlin’s 2020-2022 performance award will vest and be earned in the ordinary course during the term of the consulting services, with the exact number of units earned depending on the achievement of corporate performance metrics during the performance period. In addition, assuming Mr. McLaughlin provides a Confirmatory Agreement, as of the Consulting Period End Date a pro rata portion of Mr. McLaughlin’s 2021-2023 performance award will vest (such pro rata portion equal to the number of days that have elapsed in the performance period through the Consulting Period End Date in relation to the total number of days in the performance period), and such pro rata award shall be earned at the end of the 2021-2023 performance period depending on the achievement of corporate performance metrics. The employee stock options that Mr. McLaughlin was awarded in February 2021 shall continue to vest during the term of the consulting services.

If Mr. McLaughlin properly elects to continue his health coverage under COBRA, the Company will also pay the cost of premiums for continuation of such benefits under COBRA through July 31, 2022.

The Retirement Agreement also contains a general release of claims and various other terms in favor of the Company as typically appear in the Company’s standard retirement agreements with officers and associates (e.g., confidentiality, return of property, cooperation on litigation matters that may arise, and non-competition and non-solicitation for hire of Company employees for a period of time).  The description of the Retirement Agreement herein is qualified by reference to the full text of the Retirement Agreement which is attached as an exhibit to this report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

1.1	Retirement Agreement by and between AvalonBay Communities, Inc., and William M. McLaughlin, dated December 16, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document) (filed herewith)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

Dated: December 16, 2021	By:	/s/ Kevin P. O’Shea
Kevin P. O’Shea
Chief Financial Officer